CONSENT OF INDEPENDENT AUDITORS

To the Stockholders and Directors
New Dragon Asia Corp. and Subsidiaries

We hereby consent to the inclusion in this Form 10-KSB of our report dated April 12, 2002 with respect to the consolidated balance sheet of New Dragon Asia Corp. as at December 25, 2001, and the related consolidated statements of operations and comprehensive income, cash flows and stockholders' equity for the year ended December 25, 2001.

Spear, Safer, Harmon & Co.

Miami, Florida
April 7, 2004